CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 29, 2017, relating to the financial statements and financial highlights of Integrity Managed Portfolios, comprising Kansas Municipal Fund, Maine Municipal Fund, Nebraska Municipal Fund, New Hampshire Municipal Fund, and Oklahoma Municipal Fund (the predecessor funds to Kansas Municipal Fund, Maine Municipal Fund, Nebraska Municipal Fund, New Hampshire Municipal Fund, and Oklahoma Municipal Fund, each a series of Viking Mutual Funds), for the year ended July 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

October 31, 2017